Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET LOSS OF
$835 MILLION FOR THE SECOND QUARTER OF 2020

NEW YORK, August 3, 2020—Loews Corporation (NYSE:L) today reported a net loss of $835 million, or $2.96 per share, for the three months ended June 30, 2020, compared to net income of $249 million, or $0.82 per share, in the second quarter of 2019. Net loss for the six months ended June 30, 2020 was $1.47 billion, or $5.16 per share, compared to net income of $643 million, or $2.09 per share, for the six months ended June 30, 2019.

The net loss for the three months ended June 30, 2020, was driven by (i) an  investment loss of $957 million to write down the carrying value of our interest in Diamond Offshore Drilling, Inc. as a result of its bankruptcy filing on April 26, 2020, (ii) significant catastrophe losses at CNA Financial Corporation, and (iii) operating losses at Loews Hotels & Co. These factors were partially offset by increased net investment income at CNA and the parent company as well as investment gains at CNA.

The net loss for the six months ended June 30, 2020, was caused by (i) the investment loss from the write down of our Diamond Offshore carrying value discussed above, (ii) Diamond Offshore drilling rig impairment charges of $408 million in the first quarter of 2020, (iii) catastrophe losses at CNA, (iv) operating losses at Loews Hotels, and (v) investment losses at CNA in 2020 as compared to gains in the first six months of 2019.

The economic disruption caused by the COVID-19 pandemic and measures to mitigate the spread of the virus significantly affected Loews’s results in the first half of 2020. The full impact of COVID-19 on Loews and our businesses will be dependent on the pandemic’s duration and scope and economic policies and other responses to the pandemic.

Book value per share decreased to $61.35 at June 30, 2020 from $65.71 at December 31, 2019, driven by the net losses reported for the first six months of 2020. Book value per share excluding accumulated other comprehensive income (AOCI) decreased to $61.33 at June 30, 2020 from $65.94 at December 31, 2019.

CONSOLIDATED HIGHLIGHTS

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2020	2019	2020	2019

Income (loss) before net investment gains (losses)	$75	$248	$(405)	$621
Net investment gains (losses):
CNA	47	1	(105)	22
Corporate	(957)		(957)
Total net investment gains (losses)	(910)	1	(1,062)	22
Net income (loss) attributable to Loews Corporation	$(835)	$249	$(1,467)	$643
Net income (loss) per share	$(2.96)	$0.82	$(5.16)	$2.09

	June 30, 2020	December 31, 2019

Book value per share	$61.35	$65.71
Book value per share excluding AOCI	61.33	65.94

Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

CNA’s earnings decreased primarily due to higher net catastrophe losses and unfavorable net prior year development. In 2020, catastrophe pretax net losses included $182 million related to the COVID-19 pandemic, $61 million related to civil unrest, and $58 million related primarily to severe weather-related events. The unfavorable net prior year development includes a $50 million pretax charge for mass tort exposures primarily due to New York reviver statute-related claims. These decreases were partially offset by favorable net investment income driven by limited partnership and common stock returns, favorable non-catastrophe current accident year underwriting results, and higher investment gains mainly from the favorable change in the fair value of non-redeemable preferred stock. The prior year period included a $15 million loss on the early redemption of debt.

Boardwalk Pipelines’ earnings decreased primarily due to $19 million (after tax) of proceeds received in 2019 in conjunction with a contract cancellation due to a customer bankruptcy. Absent these proceeds, earnings were generally consistent with the prior year as revenues from expiring contracts were replaced by contracts at lower average rates, partially offset by revenue from growth projects recently placed in service and increased park & loan and storage revenues. Expenses decreased primarily due to the timing of maintenance projects and lower interest expense due to lower interest rates and higher capitalized interest.

Loews Hotels’ results reflect the continuing negative effect of the COVID-19 pandemic. As of March 31, 2020, 20 hotels owned and/or operated by Loews Hotels had temporarily suspended operations, with two additional hotels suspending operations in April 2020. Of these 22 hotels, one resumed operation in May, twelve in June and five in July. All hotels currently operating are experiencing very limited occupancy. Loews Hotels has enacted significant measures to adjust the operating cost structure of each hotel and of the management company during the suspensions and upon resumptions of operations. Results were further impacted by impairment charges of $20 million ($15 million after tax) partially offset by a gain of $13 million ($7 million after tax) on the sale of a hotel property in 2020.

The parent company investment portfolio recorded higher earnings for the quarter primarily due to improved performance of equity securities.

Diamond Offshore’s results for the three months ended June 30, 2020, as compared with the 2019 period, reflect a shorter operating period due to the deconsolidation of Diamond Offshore on April 26, 2020.

The Corporate segment includes the investment loss of $957 million related to the write down of the carrying value of our interest in Diamond Offshore.

Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

CNA’s earnings decreased primarily due to higher net catastrophe losses and lower net investment income driven by lower returns on limited partnership and common stock investments, as well as net investment losses as compared to gains in the prior year period. In 2020, net catastrophe pretax losses included $195 million related to the COVID-19 pandemic, $61 million related to civil unrest and $120 million related primarily to severe weather-related events. In addition, CNA recorded unfavorable net prior year development as compared to favorable net prior year development in the prior year period including a $50 million pretax charge for mass tort exposures primarily due to New York reviver statute-related claims. The investment losses were driven by higher impairment losses and the unfavorable change in the fair value of non-redeemable preferred stock.

Boardwalk Pipelines’ earnings decreased primarily due to the reasons set forth above in the three-month discussion as well as higher operating expenses, including depreciation and taxes primarily due to an increased asset base from growth projects, as well as the expiration of property tax abatements.

Loews Hotels’ earnings decreased primarily due to the reasons set forth in the three-month discussion above.

Results generated by the parent company investment portfolio decreased due to losses recognized in the current year from the severe disruptions in the financial markets, as compared to income in the 2019 period.

Diamond Offshore’s results for the six months ended June 30, 2020, as compared with the 2019 period, reflect a shorter operating period due to the bankruptcy filing of Diamond Offshore on April 26, 2020 as well as drilling rig impairment charges of $408 million recorded in the first quarter of 2020.

Corporate segment results include the Diamond Offshore investment loss as discussed above.

SHARE REPURCHASES

At June 30, 2020, there were 280.4 million shares of Loews common stock outstanding. For the three and six months ended June 30, 2020, the Company repurchased 1.0 million and 10.7 million shares of its common stock for an aggregate cost of $33 million and $478 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise. For the three and six months ended June 30, 2020, the Company purchased 0.6 million shares of CNA common stock for an aggregate cost of $19 million.

CONFERENCE CALLS

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for today at 10:00 a.m. ET. A live webcast will be available via the Investors/Media section of www.loews.com. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 7997145. An online replay will also be available at www.loews.com following the call.

A conference call to discuss the second quarter results of CNA has been scheduled for today at 9:00 a.m. ET. A live webcast will be available via the Investor Relations section of www.cna.com. Those interested in participating in the question and answer session should dial (800) 289-0571, or for international callers, (720) 543-0206.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality, and packaging industries. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	June 30,
	Three Months		Six Months
(In millions)	2020	2019	2020	2019
Revenues:
CNA Financial (a)	$2,766	$2,630	$5,057	$5,325
Boardwalk Pipelines (b)	296	327	637	673
Loews Hotels & Co	34	186	176	366
Investment income (loss) and other (c) (d)	(857)	256	(766)	556
Diamond Offshore (e)	71	224	305	460
Total	$2,310	$3,623	$5,409	$7,380
Income (Loss) Before Income Tax:
CNA Financial (a) (f)	$183	$343	$93	$761
Boardwalk Pipelines (b)	45	72	133	178
Loews Hotels & Co (g)	(97)	18	(130)	37
Corporate: (h)
Investment income (loss), net	110	33	(56)	117
Other (d)	(1,259)	(49)	(1,301)	(91)
Diamond Offshore (e) (i)	(56)	(142)	(934)	(219)
Total	$(1,074)	$275	$(2,195)	$783
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a) (f)	$135	$249	$80	$554
Boardwalk Pipelines (b)	34	53	99	132
Loews Hotels & Co (g)	(72)	12	(97)	25
Corporate: (h)
Investment income (loss), net	86	26	(44)	93
Other (d)	(994)	(39)	(1,029)	(72)
Diamond Offshore (e) (i)	(24)	(52)	(476)	(89)
Net income (loss) attributable to Loews Corporation	$(835)	$249	$(1,467)	$643

(a)
Includes net investment gains of $69 million ($47 million after tax and noncontrolling interests) and $2 million ($1 million after tax and noncontrolling interests) for the three months ended June 30, 2020 and 2019. Includes net investment losses of $147 million ($105 million after tax and noncontrolling interests) and net investment gains of $33 million ($22 million after tax and noncontrolling interests) for the six months ended June 30, 2020 and 2019.

(b)	Includes settlement proceeds of $26 million ($19 million after tax) related to a customer bankruptcy for the three and six months ended June 30, 2019.
(c)	Includes parent company investment income (loss) and the financial results of Altium Packaging.
(d)	Includes a loss of $1.2 billion ($957 million after tax) for the three and six months ended June 30, 2020 as a result of Diamond Offshore's Chapter 11 bankruptcy filing on April 26, 2020.
(e)	Includes financial results through April 26, 2020.
(f)
Includes net catastrophe losses of $301 million ($212 million after tax and noncontrolling interests) and $38 million ($27 million after tax and noncontrolling interests) for the three months ended June 30, 2020 and 2019, and $376 million ($265 million after tax and noncontrolling interests) and $96 million ($68 million after tax and noncontrolling interests) for the six months ended June 30, 2020 and 2019.

(g)
Includes impairment charges of $20 million ($15 million after tax ) and $7 million ($4 million after tax)  for the three months ended June 30, 2020 and 2019, and $20 million ($15 million after tax ) and $10 million ($6 million after tax) for the six months ended June 30, 2020 and 2019. For the three and six months ended June 30, 2020, also includes a gain on the sale of a hotel property of $13 million ($7 million after tax).

(h)
The Corporate segment consists of investment income (loss) from the parent company’s cash and investments, interest expense, other unallocated corporate expenses and the financial results of Altium Packaging as well as the loss resulting from Diamond Offshore's Chapter 11 bankruptcy filing on April 26, 2020.

(i)
Includes impairment charges of $774 million ($408 million after tax and noncontrolling interests) at Diamond Offshore related to the carrying value of four drilling rigs for the six months ended June 30, 2020.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2020	2019	2020	2019
Revenues:
Insurance premiums	$1,850	$1,824	$3,719	$3,627
Net investment income	644	551	807	1,208
Investment gains (losses) (a)	(1,142)	2	(1,358)	33
Operating revenues and other (b)	958	1,246	2,241	2,512
Total	2,310	3,623	5,409	7,380

Expenses:
Insurance claims and policyholders’ benefits (c)	1,642	1,352	3,067	2,709
Operating expenses and other (b) (d)	1,742	1,996	4,537	3,888
Total	3,384	3,348	7,604	6,597

Income (loss) before income tax	(1,074)	275	(2,195)	783
Income tax (expense) benefit	228	(50)	305	(162)
Net income (loss)	(846)	225	(1,890)	621
Amounts attributable to noncontrolling interests	11	24	423	22
Net income (loss) attributable to Loews Corporation	$(835)	$249	$(1,467)	$643

Net income (loss) per share attributable to Loews Corporation	$(2.96)	$0.82	$(5.16)	$2.09

Weighted average number of shares	281.48	304.54	284.26	307.44

(a)	Includes a loss of $1.2 billion ($957 million after tax) for the three and six months ended June 30, 2020 as a result of Diamond Offshore's Chapter 11 bankruptcy filing on April 26, 2020.
(b)	Includes financial results of Diamond Offshore through April 26, 2020.
(c)
Includes net catastrophe losses of $301 million ($212 million after tax and noncontrolling interests) and $38 million ($27 million after tax and noncontrolling interests) for the three months ended June 30, 2020 and 2019, and $376 million ($265 million after tax and noncontrolling interests) and $96 million ($68 million after tax and noncontrolling interests) for the six months ended June 30, 2020 and 2019.

(d)
Includes impairment charges of $774 million ($408 million after tax and noncontrolling interests) at Diamond Offshore related to the carrying value of four drilling rigs for the six months ended June 30, 2020.